UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐      Preliminary Proxy Statement

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☐      Definitive Proxy Statement

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☑      Soliciting Material Pursuant to §240.14a-12

TECTON CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tecton Corporation

For Immediate Release

2013 Proxy Question & Answer Release relating to the Annual Meeting of Shareholders to be Held on July 22, 2013.

YOUR VOTE IS IMPORTANT

July 9, 2013 / Clearwater, Florida

Q.  What is Tecton Corporation (the “Company”) trying to achieve with this proxy solicitation?

A.  In addition to shareholders ratifying our current slate of directors, the Company is seeking to make amendments to its Articles of Incorporation that increase the number of shares of common and preferred stock that the Company is authorized to issue.

Q.  Why does the Company need to increase the number of shares it is authorized to issue?

A.  The Company has hit the limits of the number of shares of stock it can issue.  Without the ability to issue additional shares, the Company has no means to raise capital, reduce its current debt by exchanging the debt for shares, enter into any merger agreements, or pursue any meaningful business plans.

Q.  What may happen if the proposed changes to the Articles of Incorporation are not approved by shareholders?

A.  The Company will not be able to move forward with restructuring its balance sheet, will not be able to raise additional capital, and will not be able to make any acquisitions.   It remains uncertain, if the proposed changes to the Articles of Incorporation are not approved by shareholders, whether your shares will have any value.

Q.  Why did the Company recently implement a 1-for- 40 reverse split?

A.  The management felt it was in the best long-term interest of its shareholders to implement a reverse split because:  many brokerage firms are no longer willing to accept physical stock certificates for deposit if those shares are valued at less than 10 cents and management believes that a sub-penny stock price is not likely to allow the Company access to institutional investors, which would seriously impede any future financing options the Company might consider.

Q.  What does the Board of Directors recommend?

A.  The Board of Directors is recommending that each shareholder vote FOR the proposals put forth in its proxy statement.  Shareholders who own registered shares may vote by signing and returning the proxy recently mailed to them, or may vote their shares online through our transfer agency’s website, www.islandstocktransfer.com.  Shareholders who hold shares in a bank or brokerage account must contact their financial institution to vote their shares. For more information about how to vote your shares, please contact:  Anna Kotlova, Island Stock Transfer, 727-289-0010, akotlova@islandstocktransfer.com

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Tecton Corporation

15500 Roosevelt Boulevard, Suite 303

Clearwater, FL. 33760

July 9, 2013

RE:  TECTON SHAREHOLDER MEETING.  YOUR VOTE IS IMPORTANT!

Dear ____________,

We recently mailed you the proxy statement and proxy card for our upcoming annual meeting which is being held in Clearwater, FL on July 22; but, we have not received your proxy card or vote in response.

YOUR VOTE IS VERY IMPORTANT!

Tecton Corporation (the “Company”) is currently undergoing a restructuring in an attempt to revive it and to salvage some value for the shareholders.  To this extent, we are asking shareholders to approve changes to the Company’s Articles of Incorporation that will authorize the issuance of additional shares.  Without the support of the majority of shareholders, we will not be able to move the Company’s restructuring forward.

Subsequently, we are soliciting you to vote the enclosed ballot FOR the proposals presented by management.

You may vote by signing the enclosed proxy card and returning it to us in the included FedEx envelop, or you may vote your shares online by visiting our transfer agency’s website, www.islandstocktransfer.com  or contacting our transfer agency’s representative, Anna Kotlova, at 727-289-0010, or by email, akotlova@islandstocktransfer.com .

If you have any additional questions, feel free to contact me directly via email, Tectonproxy@islandstocktransfer.com or by telephone 727-289-0010.

Thanking you in advance for your participation,

Micah Eldred

CEO, Tecton Corporation

YOUR VOTE IS IMPORTANT!  PLEASE VOTE TODAY.